Airgas, Inc.
259 N. Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283
www.airgas.com
News Release
Exhibit 99.1

Investor Contact:	Media Contact:
Roger Millay (610) 902-6230	James Ely (610) 902-6010
roger.millay@airgas.com	jim.ely@airgas.com
For release:                 Immediately
Airgas Reports 37% Growth in EPS from Continuing Operations
RADNOR, PA — January 25, 2006 — Airgas, Inc., (NYSE: ARG), the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products, today reported strong growth in sales, operating income and earnings for its third quarter ended December 31, 2005.
Quarterly earnings from continuing operations grew 43% to $33 million, or $0.41 per diluted share, compared to $23 million, or $0.30 per diluted share, a year ago. Continuing operations excludes the results of Rutland Tool & Supply, which was divested on December 1, 2005, and is now reported as discontinued operations. Quarterly results from continuing operations a year ago included $0.01 per diluted share in integration expenses related to the acquisition of The BOC Group’s U.S. packaged gas business.
Third quarter discontinued operations reported a loss of $1.9 million, or $0.02 per diluted share, primarily due to a loss on the divestiture. Income from discontinued operations in the prior year quarter was not significant. Net earnings for the quarter grew 34% to $31 million, or $0.39 per diluted share, compared to $23 million, or $0.30 per diluted share, in the prior year period.
Third quarter sales increased 17% to $702 million, reflecting strong same-store sales growth as well as acquisition growth. Total same store sales were up 12% compared to the same quarter a year ago.
“We produced another quarter of solid earnings growth,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “Our sales momentum continues to be very strong with most regions reporting double-digit same store sales growth. Volume has picked up after the hurricanes and supply pressures of last summer.”

McCausland added, “Our people continue to execute well on our core business, medical and strategic products strategies. By effectively integrating acquisitions and leveraging our sales growth, we improved the operating margin by 130 basis points to 9.8% for the quarter.”
For the nine months ended December 31, 2005, sales were $2.1 billion, up 21% from the prior year period. Year-to-date same store sales growth was 11%, with gas and rent up 10% and hardgoods up 13%. Earnings from continuing operations for the nine months were $92 million, or $1.16 per diluted share, compared with $68 million, or $0.88 per diluted share, for the prior year period. The current period includes losses related to hurricanes Katrina and Rita of $0.02 per diluted share. The prior year period includes integration expenses of $0.04 per diluted share related to the BOC acquisition.
Year-to-date free cash flow was $52 million, compared to negative $7 million for the same period last year. The definition of free cash flow and reconciliation to the Consolidated Statement of Cash Flows are attached.
McCausland continued, “Given the continued momentum in sales and earnings growth, we expect earnings in our fourth quarter of $0.41 to $0.43 per diluted share.”
The Company will conduct an earnings teleconference at 11:00 a.m. ET on Thursday, January 26, 2006. The teleconference will be available by calling (800) 819-9193. This press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference are available in the ‘Investor Info’ section on the Company’s Internet site www.airgas.com. The web cast of the teleconference will be available live and on demand through February 24 at http://www.shareholder.com/arg/medialist.cfm. A replay of the teleconference will be available through February 3. To listen, call (888) 203-1112 and enter passcode 3347520.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. Its 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
# # #
Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding strength of the Company’s continuing sales and earnings growth momentum and its expected earnings of $0.41 to $0.43 per diluted share in the fourth quarter of fiscal 2006. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the Company’s inability to implement price increases; supply cost pressures; increased industry competition; an economic downturn; adverse changes in customer buying patterns; significant fluctuations in interest rates; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2005 and Forms 10-Q dated June 30, 2005 and September 30, 2005, filed by the Company with the Securities and Exchange Commission.
Consolidated statements of earnings, consolidated condensed balance sheets, consolidated statements of cash flows, and a reconciliation of free cash flow follow.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$702,407	$601,088	$2,082,714	$1,723,416

Costs and expenses:
Cost of products sold (excl. deprec.)	345,343	289,533	1,028,063	835,437
Selling, distribution and administrative expenses (c)	255,515	232,402	765,173	657,360
Depreciation	31,220	26,929	90,515	76,471
Amortization	1,340	1,192	3,947	4,145

Total costs and expenses	633,418	550,056	1,887,698	1,573,413

Operating income	68,989	51,032	195,016	150,003
Interest expense, net	(13,335)	(13,437)	(40,531)	(37,959)
Discount on securitization of trade receivables (a)	(2,571)	(1,340)	(6,665)	(3,217)
Other income, net	122	268	1,614	702

Earnings before income tax expense and minority interest	53,205	36,523	149,434	109,529

Income tax expense	(19,792)	(13,142)	(55,972)	(40,511)
Minority interest in earnings of consolidated affiliate	(711)	(452)	(1,945)	(1,356)

Income from continuing operations	32,702	22,929	91,517	67,662

Income (loss) from discontinued operations, net of tax (d)	(1,877)	44	(1,424)	204

Net earnings	$30,825	$22,973	$90,093	$67,866

NET EARNINGS PER COMMON SHARE
BASIC
Earnings from continuing operations	$0.42	$0.30	$1.19	$0.91
Earnings (loss) from discontinued operations	$(0.02)	$0.01	$(0.01)	$—

Net earnings per share	$0.40	$0.31	$1.18	$0.91

DILUTED (e)
Earnings from continuing operations	$0.41	$0.30	$1.16	$0.88
Earnings (loss) from discontinued operations	$(0.02)	$—	$(0.02)	$—

Net earnings per share	$0.39	$0.30	$1.14	$0.88

Weighted average shares outstanding:
Basic	77,000	75,200	76,600	74,700
Diluted (e)	81,500	77,400	81,000	76,700
See attached notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited)
	December 31,	March 31,
	2005	2005
ASSETS
Cash	$42,002	$32,640
Trade accounts receivable, net (a)	140,336	148,834
Inventories, net	230,918	221,609
Deferred income tax asset, net	30,259	26,263
Prepaid expenses and other current assets	36,155	36,911

TOTAL CURRENT ASSETS	479,670	466,257

Plant and equipment, net	1,349,389	1,269,342
Goodwill	542,497	511,196
Other intangible assets, net	18,782	16,507
Other non-current assets	23,110	28,561

TOTAL ASSETS	$2,413,448	$2,291,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$112,837	$143,208
Accrued expenses and other current liabilities	202,735	183,132
Current portion of long-term debt	111,371	6,948

TOTAL CURRENT LIABILITIES	426,943	333,288

Long-term debt	670,829	801,635
Deferred income tax liability, net	322,509	282,186
Other non-current liabilities	22,275	24,391
Minority interest in affiliate (b)	57,191	36,191

Stockholders’ equity	913,701	814,172

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,413,448	$2,291,863

See attached notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine Months Ended	Nine Months Ended
	December 31, 2005	December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$90,093	$67,866
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	90,515	76,471
Amortization	3,947	4,145
Deferred income taxes	33,300	23,456
(Gain) loss on divestiture	1,900	(360)
Gain on sales of plant and equipment	(806)	(191)
Minority interest in earnings	1,945	1,356
Stock issued for employee stock purchase plan	7,775	7,251
Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:

Securitization of trade receivables	33,600	29,900
Trade receivables, net	(10,280)	(16,513)
Inventories, net	(19,338)	(38,907)
Prepaid expenses and other current assets	7,929	(8,006)
Accounts payable, trade	(30,925)	(15,936)
Accrued expenses and other current liabilities	13,971	(15,264)
Other long-term assets	6,494	1,592
Other long-term liabilities	(3,211)	(798)

Net cash provided by operating activities	226,909	116,062

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(153,750)	(110,885)
Proceeds from sales of plant and equipment	4,362	3,803
Proceeds from divestitures	14,562	828
Business acquisitions and holdback settlements	(99,272)	(200,699)
Other, net	315	27

Net cash used in investing activities	(233,783)	(306,926)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	382,730	531,867
Repayment of debt	(407,652)	(369,849)
Purchase of treasury stock	(5,567)	—
Minority interest in earnings	(1,945)	(1,356)
Minority stockholder note prepayment (b)	21,000	—
Exercise of stock options	13,622	14,924
Dividends paid to stockholders	(13,820)	(10,195)
Cash overdraft	27,868	22,506

Net cash provided by financing activities	16,236	187,897

Change in cash	$9,362	$(2,967)
Cash – Beginning of period	32,640	25,062

Cash – End of period	$42,002	$22,095

See attached notes.

Notes:
(a)	The Company participates in a securitization agreement with two commercial banks to sell up to $225 million of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company’s revolving credit facilities. The amount of outstanding receivables sold under the agreement was $223.5 million and $189.9 million at December 31, 2005 and March 31, 2005, respectively.
(b)	In June 2005, the Company’s consolidated affiliate, National Welders, entered into an agreement with its preferred stockholders under which the preferred stockholders prepaid their $21 million note payable to National Welders. National Welders used the proceeds from the prepayment of the preferred stockholders’ note to pay-off its $21 million term loan, which had been collateralized by the preferred stockholders’ note. The preferred stockholders’ note payable to National Welders had been reflected as a reduction of “Minority interest in affiliate” in the consolidated financial statements of the Company. Consequently, the prepayment of the preferred stockholders’ note resulted in a $21 million increase to the Company’s “Minority interest in affiliate.” Additionally, the preferred stockholders and National Welders agreed to modify the dates between which the preferred stockholders have the option to redeem their preferred stock for cash or Airgas common stock to commence in June 2005 (previously June 2006) and expire in June 2009.
(c)	Selling, distribution and administrative expenses in the nine months ended December 31, 2005 include an estimated loss related to hurricanes Katrina and Rita of $2.5 million ($1.6 million after tax), or $0.02 per diluted share. The loss estimate is comprised of property damage and an additional provision for uncollectible trade receivables associated with customers in the affected areas.
(d)	On December 1, 2005, the Company completed the previously announced sale of its subsidiary, Rutland Tool & Supply Co (Rutland Tool). Rutland Tool distributes metalworking tools, machine tools and MRO supplies from seven locations and has about 180 employees. Proceeds of the sale were approximately $15 million with subsequent consideration to be paid for trade receivables as they are collected. As a result of the divestiture, the Company reflected the operating results of Rutland Tool as “discontinued operations” and recognized a loss of approximately $3.1 million, $1.9 million after-tax, or $0.02 per diluted share, on the sale. The loss principally relates to the write-off of leasehold improvements and lease termination costs for long-term lease commitments that are not being assumed by the purchaser. The operating results of Rutland Tool were previously reflected in the Distribution business segment.
The net sales and earnings (loss) before income taxes of Rutland Tool (including the loss on sale) for the three and nine month periods ended December 31, 2005 and 2004, which were segregated and reported as discontinued operations, are outlined below:

	Three Months Ended		Nine Months Ended
(Amounts in thousands)	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$7,990	$10,451	$32,783	$31,924
Earnings (loss) before income taxes	(3,150)	75	(2,391)	341

(e)	The table below presents the computation of diluted earnings per share for the three and nine months ended December 31, 2005 and 2004:

	Three Months		Nine Months
	Ended		Ended
(In thousands, except per share amounts)	December 31,		December 31,
Diluted Earnings per Share Computation	2005	2004(4)	2005	2004(4)
Numerator
Income from continuing operations	$32,702	$22,929	$91,517	$67,662
Plus: Preferred stock dividends (1)(2)	711	—	2,134	—
Plus: Income taxes on earnings of National Welders (3)	184	—	509	—

Income from continuing operations assuming preferred stock conversion	33,597	22,929	94,160	67,662
Income (loss) from discontinued operations	(1,877)	44	(1,424)	204

Net earnings assuming preferred stock conversion	$31,720	$22,973	$92,736	$67,866

Denominator
Basic shares outstanding	77,000	75,200	76,600	74,700
Incremental shares from assumed conversions:
Stock options and warrants	2,200	2,200	2,100	2,000
Preferred stock of National Welders (1)	2,300	—	2,300	—

Diluted shares outstanding	81,500	77,400	81,000	76,700

Diluted earnings per share from continuing operations	$0.41	$0.30	$1.16	$0.88
Diluted earnings (loss) per share from discontinued operations	$(0.02)	$—	$(0.02)	$—

Diluted net earnings per share	$0.39	$0.30	$1.14	$0.88

(1)	Pursuant to a joint venture agreement between the Company and the holders of the preferred stock of National Welders, between June 2005 and June 2009, the preferred shareholders have the option to exchange their 3.2 million preferred shares of National Welders either for cash at a price of $17.78 per share or to tender them to the joint venture in exchange for approximately 2.3 million shares of Airgas common stock. If Airgas common stock has a market value of $24.45 per share, the stock and cash redemption options are equivalent.
(2)	If the preferred stockholders of National Welders convert their preferred stock to Airgas common stock, the 5% preferred stock dividend, recognized as “Minority interest in earnings of consolidated affiliate,” would no longer be paid to the preferred stockholders, resulting in additional net earnings for Airgas.
(3)	The earnings of National Welders for tax purposes are treated as a deemed dividend to Airgas, net of an 80% dividend exclusion. Upon the assumed conversion of National Welders preferred stock to Airgas common stock, National Welders would become a wholly owned subsidiary of Airgas. As a wholly owned subsidiary, the net earnings of National Welders would not be subject to additional tax at the Airgas level.
(4)	The assumed conversion of National Welders preferred stock to Airgas common stock is not presented because it is anti-dilutive.

(f)	Business segment information for the Company’s Distribution and All Other Operations segments is shown below:

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	December 31, 2005				December 31, 2004
		All				All
		Other				Other
(In thousands)	Dist.	Ops.	Elim	Combined	Dist.	Ops.	Elim	Combined
Gas and rent	$311,620	$105,132	$(13,367)	$403,385	$276,485	$78,402	$(13,436)	$341,451
Hardgoods	280,809	19,731	(1,518)	299,022	243,370	17,225	(958)	259,637

Total net sales	592,429	124,863	(14,885)	702,407	519,855	95,627	(14,394)	601,088

Cost of products sold, excluding deprec. expense	300,545	59,683	(14,885)	345,343	260,849	43,078	(14,394)	289,533
Selling, distribution and administrative expenses	213,855	41,660		255,515	196,435	35,967		232,402
Depreciation expense	24,010	7,210		31,220	21,172	5,757		26,929
Amortization expense	950	390		1,340	1,068	124		1,192

Operating income	53,069	15,920		68,989	40,331	10,701		51,032

	(Unaudited)				(Unaudited)
	Nine Months Ended				Nine Months Ended
	December 31, 2005				December 31, 2004
		All				All
		Other				Other
(In thousands)	Dist.	Ops.	Elim	Combined	Dist.	Ops.	Elim	Combined
Gas and rent	$911,914	$311,333	$(39,964)	$1,183,283	$764,123	$239,573	$(35,910)	$967,786
Hardgoods	846,731	57,106	(4,406)	899,431	708,988	49,390	(2,748)	755,630

Total net sales	1,758,645	368,439	(44,370)	2,082,714	1,473,111	288,963	(38,658)	1,723,416

Cost of products sold, excluding deprec. expense	894,674	177,759	(44,370)	1,028,063	744,549	129,546	(38,658)	835,437

Selling, distribution and administrative expenses	642,473	122,700		765,173	552,312	105,048		657,360
Depreciation expense	70,338	20,177		90,515	58,738	17,733		76,471
Amortization expense	3,261	686		3,947	3,748	397		4,145

Operating income	147,899	47,117		195,016	113,764	36,239		150,003

Reconciliation of Non-GAAP Financial Measure (Unaudited)
Free Cash Flow:
Reconciliation of net cash provided by operating activities per the Consolidated Statement of Cash Flows to Free Cash Flow:

	Nine Months Ended	Nine Months Ended
(Amounts in thousands)	December 31, 2005	December 31, 2004
Net cash provided by operating activities	$226,909	$116,062
Less net cash provided by operating activities of NWS (1)	(15,734)	(13,370)
Plus:
Management fees paid by NWS (1)	912	802
Operating lease buyouts	7,386	16,700
Proceeds from sale of PP&E	4,362	3,803
Less:
Cash provided by the securitization of trade receivables	(33,600)	(29,900)
Capital expenditures	(153,750)	(110,885)
Add back capital expenditures of NWS (1)	15,635	9,348

Free Cash Flow	$52,120	$(7,440)

Free Cash Flow provides investors meaningful insight into the Company’s ability to generate cash from operations, which can be used at management’s discretion for acquisitions, the prepayment of debt or to support other investing and financing activities.

(1) National Welders Supply Co. (“NWS”) is a consolidated corporate joint venture meeting the definition of a variable interest entity and for which the Company is the primary beneficiary as described under FIN 46R. The liabilities of NWS are non-recourse to the Company. Likewise, the cash flows in excess of a management fee paid by NWS are not available to the Company. Accordingly, the cash flows of NWS have been excluded from the Company’s non-GAAP liquidity measures.